Exhibit 5.2

July 24, 2019

Dear Sirs/Mesdames:

Re: Canadian Natural Resources Limited (“CNRL”)

We refer to the Registration Statement on Form F-10 of CNRL dated July 24, 2019 (the “Registration Statement”).

We hereby consent to the use of our firm name in the Registration Statement and to the reference to our firm name under the headings “Enforceability of Civil Liabilities”, “Legal Matters” and “Experts” in the Registration Statement.

Yours truly,

/s/ Bennett Jones LLP
Bennett Jones LLP